UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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SEAWORLD ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

April 28, 2015

Dear Fellow Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of SeaWorld Entertainment, Inc. (the “Annual Meeting”) to be held on Wednesday, June 10, 2015 at 11:00 a.m., Eastern Daylight Time. For your convenience, we are pleased that the Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live webcast by visiting seaworld.onlineshareholdermeeting.com.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about April 28, 2015 to our stockholders of record at the close of business on April 15, 2015. The notice contains instructions on how to access our Proxy Statement and 2014 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Thank you for your continued support of SeaWorld Entertainment, Inc.

Sincerely,

David F. D’Alessandro

Chairman of the Board of Directors

Joel K. Manby

President and Chief Executive Officer, Director

9205 South Park Center Loop, Suite 400 Orlando, Florida 32819

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 10, 2015

Notice is hereby given that the 2015 Annual Meeting of Stockholders of SeaWorld Entertainment, Inc. (the “Annual Meeting”) will be held on Wednesday, June 10, 2015 at 11:00 a.m., Eastern Daylight Time. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting seaworld.onlineshareholdermeeting.com. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1) To elect the three Class II director nominees listed herein.

(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

(3) To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.

(4) To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on April 15, 2015, are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819, and electronically during the Annual Meeting at seaworld.onlineshareholdermeeting.com when you enter your 16-Digit Control Number.

You have three options for submitting your vote before the Annual Meeting:

•	Internet, through computer or mobile device such as a tablet or smartphone;

•	Telephone; or

•	Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting via the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Wednesday, June 10, 2015: The Proxy Statement and 2014 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2014, are available at www.proxyvote.com.

By Order of the Board of Directors,

G. Anthony (Tony) Taylor

Corporate Secretary

April 28, 2015

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 10, 2015

GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you via the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of SeaWorld Entertainment, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on June 10, 2015 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares via the Internet in accordance with the instructions at seaworld.onlineshareholdermeeting.com.

What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the three Class II director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.

Who is entitled to vote?

Stockholders as of the close of business on April 15, 2015 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 90,380,577 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, Proposal Nos. 1 and 3 are considered non-discretionary matters and a broker will lack the authority to vote shares at his/her discretion on such proposals. Proposal No. 2 is considered a discretionary matter and a broker will be permitted to exercise his/her discretion.

How many votes are required to approve each proposal?

With respect to the election of the three Class II director nominees (Proposal No. 1), all elections of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A plurality vote requirement means that the three director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

For any other proposal being considered at the Annual Meeting, approval of the proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal. While the vote on executive compensation (Proposal 3) is advisory in nature and non-binding, the Board will review the voting results and expects to take it into consideration when making future decisions regarding executive compensation.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld will not have any effect on the outcome of the election of directors. Broker non-votes will have no effect on the outcome of Proposal No. 1.

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015 (Proposal No. 2) and the advisory vote on the compensation paid to our named executive officers (Proposal No. 3). For each of proposals Nos. 2 and 3, abstentions will have the effect of a vote “against” such proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

How can I attend and vote at the Annual Meeting?

We will be hosting the Annual Meeting live via webcast. Any stockholder can attend the Annual Meeting live online at seaworld.onlineshareholdermeeting.com. If you were a stockholder or joint holder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at seaworld.onlineshareholdermeeting.com

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at seaworld.onlineshareholdermeeting.com on the day of the Annual Meeting

•	Webcast starts at 11:00 a.m. Eastern Daylight Time

•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet

•	You will need your 16-Digit Control Number to enter the Annual Meeting

•	Webcast replay of the Annual Meeting will be available until June 10, 2016

How can I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•	By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•	By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time on June 9, 2015 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 9, 2015.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819 prior to your shares being voted, or by attending the Annual Meeting via the Internet and voting. Attendance at the meeting via the Internet will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting via the Internet and voting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. Jim Atchison, William Gray and Thomas E. Moloney constitute a class with a term that expires at this Annual Meeting of Stockholders in 2015 (the “Class II Directors”); Joseph P. Baratta, Deborah M. Thomas and Peter F. Wallace constitute a class with a term that expires at the Annual Meeting of Stockholders in 2016 (the “Class III Directors”); and David F. D’Alessandro, Joel K. Manby, Judith A. McHale and Ellen O. Tauscher constitute a class with a term that expires at the Annual Meeting of Stockholders in 2017 (the “Class I Directors”).

During fiscal 2014 and the beginning of fiscal 2015 there were a number of changes in our Board’s composition. On December 10, 2014, the Board elected to increase the size of the Board to nine members and elected William Gray and The Honorable Ellen O. Tauscher as independent directors of the Board to fill the vacancies on the Board as Class II and Class I directors, respectively. On January 5, 2015, Bruce McEvoy notified the Board of his decision to resign from his position as a member of the Board, effective as of January 15, 2015. The Board elected Thomas Moloney as an independent Class II director of the Company to fill the vacancy created by Mr. McEvoy’s resignation, effective as of January 15, 2015. On April 7, 2015, in connection with the appointment of Joel K. Manby as the Company’s new President and Chief Executive Officer, the size of the Board was increased to ten members and Joel K. Manby was designated as a Class I Director.

Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated the following slate of Class II nominees for a three-year term expiring in 2018: Jim Atchison, William Gray and Thomas E. Moloney. Action will be taken at the Annual Meeting for the election of these three Class II nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Jim Atchison, William Gray and Thomas E. Moloney. If any of these three nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2015

The following information describes the offices held, other business directorships and the class and term of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

		Class II—Nominees for Term Expiring in 2018

Name	Age	Principal Occupation and Other Information
Jim Atchison	49	Jim Atchison has been a director of the Company since 2009 and was named Vice Chairman of the Board of Directors of the Company in January 2015. He served as Chief Executive Officer and President of the Company from 2009 to January 2015. He served as President and Chief Operating Officer of Busch Entertainment Corporation from 2007 to 2009, as Executive Vice President and General Manager of SeaWorld Orlando from 2003 to 2007 and as Vice President of Marketing of the same entity from 2002 to 2003. Prior to that, Mr. Atchison was the Vice President of Finance of Busch Gardens Tampa from 1998 to 2002. Mr. Atchison is also a member of the board of directors of the SeaWorld & Busch Gardens Conservation Fund and Hubbs-

		SeaWorld Research Institute, and he is also a member of the University of Central Florida Board of Trustees. Mr. Atchison holds a bachelor’s degree in marketing from the University of South Florida and a master’s degree in business administration from the University of Central Florida.

William Gray	63	William Gray has been a director of the Company since December 2014. He currently serves as co-founder and director of Hulls Highway, Inc., a consulting firm. Mr. Gray has also been a Senior Advisor to The Blackstone Group L.P. since 2010. Mr. Gray served as Co-Chief Executive Officer of Ogilvy North America of Ogilvy & Mather Inc. from 2005 to 2009. Mr. Gray served as the President of Ogilvy & Mather Inc. from 1997 to 2005. Mr. Gray also served as Managing Director of Ogilvy Advertising New York from 1994 to 1996 and held other positions of increasing responsibility from the time he joined Ogilvy & Mather, Inc. as an Assistant Account Executive in 1978. Mr. Gray currently serves on the board of trustees of The Century Family of Mutual Funds and the New York Public Library and on the board of directors of HealthMarkets, Inc., The Zinio Group, Inc. and Global Cities, Inc. Mr. Gray received an M.B.A. from University of Virginia and a B.A. from Harvard University.

Thomas E. Moloney	71	Thomas E. Moloney has been a director of the Company since January 2015. Mr. Moloney served as the interim Chief Financial Officer of MSC—Medical Services Company (“MSC”) from December 2007 to March 2008. He retired as the Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. in December 2004. He had served in that position since 1992. Mr. Moloney served in various other roles at John Hancock Financial Services, Inc. during his tenure from 1965 to 1992, including Vice President, Controller, and Senior Accountant. Mr. Moloney also previously served as a director of MSC from 2005 to 2012. Mr. Moloney serves on the Board of Directors of Genworth Financial, Inc. (NYSE) and also serves on the boards of Nashoba Learning Group and the Boston Children’s Museum (past Chairperson), both non-profit organizations. Mr. Moloney received a B.A. in Accounting from Bentley University and holds an Executive Masters Professional Director Certification from the Corporate Directors Group.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

		Class III—Directors Whose Term Expires in 2016

Name	Age	Principal Occupation and Other Information
Joseph P. Baratta	44	Joseph P. Baratta has been a director of the Company since 2009. Mr. Baratta is the Global Head of the Private Equity Group at Blackstone, which he joined in 1998. Before joining Blackstone, Mr. Baratta worked at Tinicum Incorporated, McCown De Leeuw & Company and Morgan Stanley. Mr. Baratta is also a trustee of the Private Equity Foundation. Mr. Baratta holds a bachelor’s degree from Georgetown University, where he currently serves on the University’s Board of Regents and the Advisory Board of the McDonough School of Business.

Deborah M. Thomas	51	Deborah M. Thomas has been a director of the Company since 2013. Ms. Thomas currently serves as the Chief Financial Officer of Hasbro, Inc. Prior to her appointment in 2009 as Hasbro’s Chief Financial Officer, Ms. Thomas served as Senior Vice President and Head of Corporate Finance for Hasbro from 2007 to 2009. Ms. Thomas also served as Hasbro’s Corporate Controller and has held positions of increasing responsibility since joining Hasbro’s Finance Department in 1998. Prior to joining Hasbro, Ms. Thomas held Assurance positions at KPMG Peat Marwick, LLP from 1986 through 1998, in the United States and in the United Kingdom. Ms. Thomas holds a bachelor’s degree from Providence College, where she currently serves on the President’s Advisory Council, and is a CPA.

Peter F. Wallace	40	Peter F. Wallace has been a director of the Company since 2009. Mr. Wallace is a Senior Managing Director in Blackstone’s Private Equity Group, which he joined in 1997. Mr. Wallace currently serves on the board of directors of Vivint Solar, Inc. and The Michaels Companies, Inc. and also serves on the board of directors of several private companies, including AlliedBarton Security Services, GCA Services Group, Inc., Outerstuff Ltd., Service King Collision Repair Centers, Vivint, Inc. and the Weather Channel Companies. Mr. Wallace was formerly a director of Crestwood Midstream Partners, New Skies Satellites and Pelmorex Media. Mr. Wallace graduated from Harvard College.

		Class I—Directors Whose Term Expires in 2017

Name	Age	Principal Occupation and Other Information

David F. D’Alessandro	64	David F. D’Alessandro has been the Chairman of the Board of Directors of the Company since 2010. Mr. D’Alessandro was named Interim Chief Executive Officer of the Company in January 2015 and served in that capacity until April 2015. He served as Chairman, President and Chief Executive Officer of John Hancock Financial Services from 2000 to 2004, having served as President and Chief Operating Officer of the same entity from 1996 to 2000, and guided the company through a merger with ManuLife Financial Corporation in 2004. Mr. D’Alessandro served as President and Chief Operating Officer of ManuLife in 2004. Mr. D’Alessandro currently serves on the board of directors of Vivint Solar, Inc. and also serves on the board of directors of several private companies, including Vivint, Inc. He is a former Partner of the Boston Red Sox. A graduate of Syracuse University, he holds honorary doctorates from three colleges and serves as vice chairman of Boston University.

Joel K. Manby	55	Joel K. Manby has been our President and Chief Executive Officer and a director of the Company since April 2015. From 2003 to 2015, he served as the President and Chief Executive Officer of Herschend Enterprises, the largest family-owned theme park and entertainment company in the United States. Prior to joining Herschend, Mr. Manby spent 20 years in the auto industry in general management and marketing roles, primarily at General Motors in the Saturn and Saab divisions. Mr. Manby served as CEO of Saab Automobile USA from 1996 to 2000. Mr. Manby currently serves on the board of directors of Popeye’s Louisiana Kitchen, Inc. and also serves as a member of the National Advisory Board of The Salvation Army. Mr. Manby received an M.B.A. from Harvard Business School and a B.S. from Albion College. As valedictorian of Albion College, Mr. Manby was a Rhodes scholarship finalist.

Judith A. McHale	68	Judith A. McHale has been a director of the Company since 2013. Ms. McHale currently serves as the President and Chief Executive Officer of Cane Investments, LLC. From 2009 to 2011, Ms. McHale served as Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State. From 2006 to 2009, Ms. McHale served as a Managing Partner in the formation of GEF/Africa Growth Fund. Prior to that, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications. Ms. McHale currently serves on the board of directors of Ralph Lauren Corporation, Yellow Media Limited and Hilton Worldwide Holdings, Inc. Ms. McHale graduated from the University of Nottingham in England and Fordham University School of Law.

Ellen O. Tauscher	63	The Honorable Ellen O. Tauscher has been a director of the Company since December 2014. Ms. Tauscher currently serves as a strategic advisor at the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC. From February 2012 to August 2012, Ms. Tauscher served as Special Envoy for Strategic Stability and Missile Defense at the U.S. State Department. From June 2009 to February 2012, Ms. Tauscher served as Under Secretary of State for Arms Control and International Security. Prior to joining the State Department, Ms. Tauscher served from January 1997 to June 2009 as a member of the U.S. House of Representatives from California’s 10th Congressional District. Prior to serving in Congress, Ms. Tauscher worked in investment banking and the financial industry in various roles for Bache Halsey Stuart Shields, Bear Stearns & Co., Drexel Burnham Lambert and as an officer of the American Stock Exchange. From 1977 to 1980, Ms. Tauscher was a member of the New York Stock Exchange representing Bache Halsey Stuart Shields. Ms. Tauscher serves on the Board of Directors of eHealth, Inc., Edison International and Invacare Corporation. Ms. Tauscher also serves on the boards of various national security-related corporations and the National Comprehensive Cancer Network. Ms. Tauscher holds a B.S. degree in early childhood education from Seton Hall University.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Prior to our initial public offering that was completed on April 24, 2013, affiliates of The Blackstone Group L.P. (“Blackstone”) owned approximately 100% of our Company. Because Blackstone owned more than 50% of our Company, we were a “controlled company” within the meaning of the New York Stock Exchange (“NYSE”) corporate governance standards. As a “controlled company” we were entitled to, and elected to, utilize certain NYSE corporate governance exemptions. Effective December 17, 2013, we no longer qualified as a “controlled company” and, accordingly, we have utilized the transition period of one-year to comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, and the requirement that we have a compensation committee and a nominating committee that is each composed entirely of independent directors.

The stockholders’ agreement described below under “Transactions with Related Persons” provides that Blackstone will have the right to nominate to our Board a number of designees approximately equal to the percentage of voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors as collectively beneficially owned by Blackstone. Currently, Blackstone has appointed two directors (Messrs. Baratta and Wallace) to our Board of Directors. The agreement among the stockholders regarding the appointment of directors will remain until the earlier of a change of control or the last date permitted by applicable law, including any NYSE requirements. See “Transactions with Related Persons—Stockholders’ Agreement.”

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established guidelines of director independence to assist it in making independence determinations, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines (which may be found on the Corporate Governance page of the Investor Relations section on our website at www.seaworldentertainment.com), the Board of Directors will consider all relevant facts and circumstances in making an independence determination. The Board’s policy is to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the independence guidelines, the Board will determine in its judgment whether such relationship is material.

The Nominating and Corporate Governance Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that each of Messrs. D’Alessandro, Gray, and Moloney and Mses. McHale, Tauscher and Thomas is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and for purposes of applicable New York Stock Exchange standards, including with respect to committee service. Our Board has also determined that each of Mr. Moloney and Mses. McHale and Thomas is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Structure

Our Board of Directors is led by the Non-Executive Chairman. The Chief Executive Officer position is currently separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. D’Alessandro serves as Chairman, while Mr. Manby serves as our President and Chief Executive Officer. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. D’Alessandro’s attention to Board and committee matters allows Mr. Manby to focus more specifically on overseeing the Company’s day to day operations as well as strategic opportunities and planning.

Our Corporate Governance Guidelines require the Board of Directors to elect a Lead Director on an annual basis when the Chairman of the Board of Directors is also the Chief Executive Officer or is a director who does not qualify as a Lead Director. From January 15, 2015 until April 7, 2015, Mr. D’Alessandro served as our Interim Chief Executive Officer and Chairman of our Board of Directors. As a result, Judith A. McHale, an independent director on our Board of Directors, was appointed as the Lead Director. On April 7, 2015, Mr. Manby became our Chief Executive Officer and Mr. D’Alessandro once again became the Non-Executive Chairman of our Board. In accordance with our Corporate Governance Guidelines, as of April 7, 2015, Judith A. McHale stepped down from serving as Lead Director of the Board of Directors.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jim Atchison
Joseph P. Baratta
David F. D’Alessandro		X, Chair
William Gray		X	X
Joel K. Manby
Judith A. McHale	X		X, Chair
Thomas Moloney	X
Ellen O. Tauscher		X	X
Deborah M. Thomas	X, Chair
Peter F. Wallace

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. All of the directors then in office attended the Company’s 2014 annual meeting of stockholders. During 2014, the Board held fourteen meetings and acted three times by unanimous written consent. During 2014, (i) the Audit Committee held nine meetings, (ii) the Nominating and Corporate Governance Committee held five meetings and acted two times by unanimous written consent, and (iii) the Compensation Committee held six meetings and acted two times by unanimous written consent. Other than Messrs. Baratta and McEvoy, no member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Committee Membership

Audit Committee

All members of the Audit Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the New York Stock Exchange. In addition, our Board has determined that Mr. Moloney and Ms. Thomas qualify as audit committee financial experts as defined by applicable Securities Exchange Commission (the “SEC”) regulations. The Board reached its conclusion as to Mr. Moloney’s qualification based on, among other things, Mr. Moloney’s experience as the Chief Financial Officer of John Hancock Financial Services. The Board reached its conclusion as to Ms. Thomas’ qualification based on, among other things, Ms. Thomas’ experience as the Chief Financial Officer of Hasbro, Inc.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

•	carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

•	reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit function; and

•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

All members of the Compensation Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular. During the course of 2014, our Compensation Committee consisted of Messrs. McEvoy, D’Alessandro, Wallace and Gray and Mses. McHale and Tauscher. Mr. McEvoy served on our Compensation Committee from January 1, 2014 until March 17, 2014 and resigned from our Board of Directors on January 15, 2015. Each of Messrs. D’Alessandro and Wallace served on our Compensation Committee from January 1, 2014 until December 17, 2014. Each of Mr. Gray and Ms. Tauscher were appointed to our Compensation Committee on December 17, 2014 and currently serve on our Compensation Committee. Ms. McHale served on our Compensation Committee from March 17, 2014 until April 7, 2015. Mr. D’Alessandro did not serve on our Compensation Committee during his service as our Interim Chief Executive Officer but he was re-appointed to our Compensation Committee on April 7, 2015 after his resignation as our Interim Chief Executive Officer.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	establishing and reviewing the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•	evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	considering policies and procedures pertaining to expense accounts of senior executives;

•	reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;

•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and

•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the course of 2014, our Compensation Committee consisted of Messrs. McEvoy, D’Alessandro, Wallace and Gray and Mses. McHale and Tauscher. Other than Mr. D’Alessandro, who served as our Interim Chief Executive Officer from January 15, 2015 until April 7, 2015, none of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of our Company. Mr. D’Alessandro did not serve on our Compensation Committee during his service as our Interim Chief Executive Officer but he was re-appointed to our Compensation Committee on April 7, 2015 after his resignation as our Interim Chief Executive Officer. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. We are parties to certain transactions with Blackstone. See “Transactions with Related Persons.”

Nominating and Corporate Governance Committee

All members of the Nominating and Corporate Governance Committee are “independent,” consistent with our Corporate Governance Guidelines and the applicable NYSE listing standards. The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•	establishing the criteria for the selection of new directors;

•	identifying and recommending to the Board individuals to be nominated as directors;

•	evaluating candidates for nomination to the Board, including those recommended by stockholders;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	considering questions of independence and possible conflicts of interest of members of the Board and executive officers;

•	reviewing and recommending the composition and size of the Board;

•	overseeing, at least annually, the evaluation of the Board and management;

•	recommending to the members of the Board to serve on the committees of the Board and, where appropriate, recommending the removal of any member of any of the committees; and

•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.

Special Committees

From time to time the Board may form and appoint members to special committees with responsibility to address topics designated at the time of such committee formation. In connection with the Company’s repurchase of shares of our common stock from Blackstone that was completed concurrently with a secondary offering of our common stock by Blackstone on April 9, 2014, the Board formed a Special Committee (the “Repurchase Committee”) to negotiate the repurchase of shares of our common stock from Blackstone, and appointed Mr. D’Alessandro and Ms. McHale to serve as members of the Repurchase Committee. During 2014, the Repurchase Committee met in person or by telephone, or acted by unanimous written consent, three times.

Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. The Audit, Compensation and Nominating and Corporate Governance Committees also meet regularly in executive session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, which include our categorical standards of director independence, our Audit, Compensation and Nominating and Corporate Governance Committee charters and other corporate governance information are available on the Corporate Governance page of the Investor Relations section on our website at www.seaworldentertainment.com. Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary at SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819.

Code of Conduct

We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers, and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Business Conduct and Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Business Conduct and Ethics may be found on our website at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Code of Business Conduct and Ethics.

As described in our Code of Business Conduct and Ethics, the Company’s directors, officers and employees are provided with three avenues through which they can report violations or suspected violations with respect to addressing any ethical questions or concerns: a toll-free phone line, in writing, and a website. The toll-free number for the Company’s directors, officers and employees is available 24 hours a day, 7 days a week. Directors, officers and employees may also report integrity concerns via the Web. Directors, officers and employees can choose to remain anonymous in reporting violations or suspected violations. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any director, officer or employee who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

In the case of William Gray, other members of the Board, specifically Messrs. D’Alessandro and Wallace, initially identified him as a potential director for the Board. Prior to his appointment, the Nominating and Corporate Governance Committee Chairman, as well as a number of other members of the Board, met with Mr. Gray to consider whether he would be an appropriate candidate for the Board. On December 26, 2014, the Nominating and Corporate Governance Committee met to review Mr. Gray’s qualifications and consider his candidacy. At that meeting, they voted unanimously to recommend Mr. Gray to the Board. Following such recommendation, the Board voted unanimously to nominate Mr. Gray to the Board.

In the case of Thomas E. Moloney, other members of the Board, specifically Mr. D’Alessandro and Ms. McHale, initially identified him as a potential director for the Board. Prior to his appointment, the

Nominating and Corporate Governance Committee Chairman, as well as a number of other members of the Board, met with Mr. Moloney to consider whether he would be an appropriate candidate for the Board. On December 26, 2014, the Nominating and Corporate Governance Committee met to review Mr. Moloney’s qualifications and consider his candidacy. At that meeting, they voted unanimously to recommend Mr. Moloney to the Board. Following such recommendation, the Board voted unanimously to nominate Mr. Moloney to the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours.

•	Mr. Manby has financial and management expertise as well as a thorough knowledge of our industry having previously served as President and Chief Executive Officer of Herschend Enterprises, the largest family-owned theme park and entertainment company in the United States. In addition, Mr. Manby has experience as a director of other public companies.

•	Mr. D’Alessandro has financial and management expertise and valuable experience gained from his positions as Chairman, President and Chief Executive Officer of John Hancock Financial Services.

•	Mr. Atchison has extensive familiarity with our business and thorough knowledge of our industry owing to his 27-year history with the Company.

•	Mr. Baratta has served on the boards of a diverse group of companies, has significant financial, investment and operational experience as the Global Head of Private Equity at Blackstone and experience with investments in and advising several companies, including companies in the entertainment industry.

•	Mr. Gray has marketing and management expertise acquired from his former role as Co-Chief Executive Officer of Ogilvy & Mather, Inc.

•	Ms. McHale has extensive business and management expertise, including experience as an executive officer and director of several public companies, as well as her prior service as a high-ranking official in the U.S. Department of State.

•	Mr. Moloney has financial and management expertise and valuable experience gained from his position as Chief Financial Officer of John Hancock Financial Services, as well as experience as a director of other public companies.

•	Ms. Tauscher has expertise in finance and strategy development and knowledge of government affairs acquired through her service at the State Department and in Congress as well as during her career in investment banking. In addition, Ms. Tauscher has experience as a director of several public companies.

•	Ms. Thomas has significant financial and management expertise based on her extensive experience in leading global financial operations as the Chief Financial Officer of Hasbro, Inc.

•	Mr. Wallace has served on the boards of a diverse group of companies and has significant financial and investment experience relating to his position as a Senior Managing Director at Blackstone.

This annual director nomination process resulted in the Nominating and Corporate Governance Committee’s recommendation to the Board, and the Board’s nomination, of the three incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819. All recommendations for nomination received by the Corporate Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Shareholder Proposals for the 2015 Annual Meeting”.

Communications with the Board

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel of the Company, 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819. Such communications may be done confidentially or anonymously.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers, other than Mr. Joel K. Manby, whose biographical information is presented under “Class I—Directors Whose Term Expires in 2017.”

Name	Age	Principal Occupation and Other Information
James M. Heaney	51	James M. Heaney has been our Chief Financial Officer since 2012. From 2007 to 2011, he served as Chief Financial Officer and Senior Vice President of Finance and Travel Operations for Disney Cruise Line. Mr. Heaney began his career at Disney as Finance Manager in 1994 and was promoted to Director and Vice President of Finance in 1997 and 2002, respectively. From 1990 to 1994, Mr. Heaney served as Finance Manager and Financial Analyst at Royal Caribbean Cruises Ltd. From 1989 to 1990, he worked as a Financial Analyst of Pueblo Xtra International and from 1988 to 1989, as Financial Systems Analyst of Gould, Inc CSD. Mr. Heaney holds a bachelor’s degree in operations management from Texas Tech University and a master’s degree in business administration with an academic emphasis in finance from the University of Florida.

Daniel B. Brown	60	Daniel B. Brown has been our Chief Parks Operations Officer since 2015. Prior to that, Mr. Brown served as Chief Operating Officer—SeaWorld & Discovery Cove from 2010 until 2015, Park President of SeaWorld Orlando, Discovery Cove and Aquatica from 2007 to 2010, Park President of Busch Gardens Tampa and Adventure Island from 2003 to 2007, Park President of Busch Gardens Williamsburg from 1999 to 2003, and Vice President of Operations of Busch Entertainment Corporation from 1997 to 1999. Mr. Brown serves on the Dean’s Advisory Board of UCF’s Rosen College of Hospitality Management, the executive board of Visit Orlando and the board of the Hubbs-SeaWorld Research Institute. He holds a bachelor’s degree of Arts from Webster University.

Scott D. Helmstedter	51	Scott D. Helmstedter has been our Chief Creative Officer since 2011. He served as Principal and Executive Producer of In Motion Entertainment from 2000 to 2011, and from 1997 to 1999 as a Producer at Universal Studios. Prior to that, from 1995 to 1997, Mr. Helmstedter was the Line Producer of Buena Vista Pictures of The Walt Disney Company, and from 1986 until 1995 he served as Production Manager of The Walt Disney Company. Mr. Helmstedter holds a bachelor’s degree of Arts from Azusa Pacific University and a master’s degree in business administration from Claremont Graduate University.

G. Anthony (Tony) Taylor	49	G. Anthony (Tony) Taylor has been our Chief Legal and Corporate Affairs Officer, General Counsel and Corporate Secretary since 2013 and leads our Legal and Corporate Affairs groups, which includes Legal Affairs, Industry & Governmental Affairs, Corporate Communications, Community Affairs, Risk Management and Corporate Social Responsibility. Prior to that, Mr. Taylor served as our Chief Legal Officer, General Counsel and Corporate Secretary from 2010 to 2013. Prior to joining the Company, Mr. Taylor held the position of Associate General Counsel of Anheuser-Busch Companies, Inc. from 2000 to 2010, and was a Principal at Blumenfeld Kaplan in St. Louis from 1993 to 2000. He holds bachelors’ degrees in political science and speech communication from the University of Missouri and a juris doctor degree from Washington University.

Dave Hammer	54	Dave Hammer has been our Chief Human Resources Officer since 2009. Prior to that, Mr. Hammer served as Corporate Vice President of Human Resources of Busch Entertainment Corporation from 2004 until 2009, Vice President of Human Resources of Sea World Florida and Corporate Manager of Human Resources for Busch Entertainment Corporation from 1999 to 2001, Director of Human Resources of Busch Properties, Inc. from 1995 to 1999 and as Vice President of Human Resources for Sesame Place from 1991 to 1995. Mr. Hammer is a member of the board of directors of the Florida Chamber of Commerce. He holds a bachelor’s degree in human resources from St. Leo College in Tampa, Florida.

Marc G. Swanson	44	Marc G. Swanson has been our Chief Accounting Officer since 2012. Prior to that, Mr. Swanson served as Vice President Performance Management and Corporate Controller of SeaWorld Parks & Entertainment from 2011 to 2012, the Corporate Controller of Busch Entertainment Corporation from 2008 to 2011 and the Vice President of Finance of Sesame Place from 2004 to 2008. He is a member of the board of directors of the SeaWorld & Busch Gardens Conservation Fund and the board of trustees of the Orlando Science Center. Mr. Swanson holds a bachelor’s degree in accounting from Purdue University and a master’s degree in business administration from DePaul University, and is a CPA.

Brad Andrews	65	Brad Andrews has been our Chief Zoological Officer since 2010. He served as Corporate Vice President of Zoological Operations of Busch Entertainment Corporation from 1991 to 2010 and Vice President and Assistant Zoological Director of the same entity from 1990 to 1991. Prior to that, he served as Curator and Vice President Mammals of SeaWorld Orlando from 1988 until 1990. Mr. Andrews is also a member of the board of directors of the SeaWorld & Busch Gardens Conservation Fund, Hubbs-SeaWorld Research Institute, Wildlife Alliance, International Elephant Foundation, International Rhino Foundation, Cheetah Conservation Fund, African Carnivore Research Association, Global Conservation Network and United States Rugby Foundation. Mr. Andrews holds a bachelor’s degree of Science from St. Mary’s College.

Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2015.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Deloitte  & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of our financial statements for 2014 and 2013 and fees billed for other services rendered by Deloitte & Touche LLP for those periods:

	2014	2013
Audit Fees(1)	$1,636,375	$1,365,363
Audit-related fees(2)	252,420	443,000
Tax fees(3)	419,728	320,097

Total:	$2,308,523	$2,128,460

(1)	Includes the aggregate fees in each of the last two fiscal years for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements, internal controls over financial reporting (in 2014 only) and the review of interim financial statements included in SEC filings.
(2)	Includes fees billed for assurance and related services performed by Deloitte & Touche LLP that are primarily related to the Company’s secondary offerings, SEC comment letters and audits of the SeaWorld and Busch Gardens Conservation Fund and the benefit plan of the Company.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm prior to each engagement.

Each year, the Audit Committee approves an annual budget for such audit and permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee has authorized Deloitte & Touche LLP’s commencement of work on such permitted services within that budget, although the Chair of the Audit Committee may pre-approve any such audit and permitted non-audit services that exceed the initial budget. During the year, circumstances may arise that make it necessary to engage the independent registered public accounting firm for additional services that would exceed the initial budget. The Audit Committee has delegated the authority to the Chair of the Audit Committee to review such circumstances and to grant approval when appropriate. All such approvals are then reported by the Audit Committee Chair to the full Audit Committee at its next meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

Proposal No. 3—Non-Binding Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 26 to 42. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 26 to 42, as well as the discussion regarding the Compensation Committee on pages 12 to 13.

In particular, stockholders should note the following:

•	A significant portion of named executive officers’ total compensation is tied to the achievement of Company’s financial goals and individual accomplishments that contribute to the Company’s success in the short- and long-term.

•	Long-term equity incentive grants, which constitute a key component of executive compensation, typically have a multi-year vesting period designed to motivate our named executive officers to make business decisions that, over the long-term, should increase the price of our stock.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee”. Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Deborah M. Thomas, Chair

Judith A. McHale

Thomas E. Moloney

Equity Compensation Plan Information

The following table provides information about our Equity Compensation Plans as of December 31, 2014:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted—average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders	—	$—	14,511,216
Equity compensation plan not approved by security holders	—	$—	—
Total	—	$—	14,511,216

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement relating to our 2015 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of the Board of Directors:

David F. D’Alessandro, Chair

William Gray

Ellen O. Tauscher

*Judith A. McHale

*Peter F. Wallace

*	Ms. McHale served on the Compensation Committee from March 17, 2014 until April 7, 2015 and Mr. Wallace served on the Compensation Committee from January 1, 2014 until December 17, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our executive compensation plan is designed to attract and retain individuals with the qualifications to manage and lead the Company as well as to motivate them to develop professionally and contribute to the achievement of our financial goals and ultimately create and grow our equity value.

Our named executive officers for 2014 were:

•	Jim Atchison, our former President and Chief Executive Officer;

•	James M. Heaney, our Chief Financial Officer; and

•	our three other most highly compensated executive officers who served in such capacities at December 31, 2014, namely,

•	Daniel B. Brown, our Chief Parks Operations Officer (formerly Chief Operating Officer-SeaWorld & Discovery Cove);

•	Donald W. Mills, Jr., our Orlando Park President (formerly an executive officer of the Company and Chief Operating Officer-Busch Gardens & Sesame Place); and

•	G. Anthony (Tony) Taylor, our Chief Legal Officer, General Counsel and Corporate Secretary.

Effective January 15, 2015, Mr. Atchison resigned from his position as our President and Chief Executive Officer and David F. D’Alessandro was appointed by our Board to serve as our Interim Chief Executive Officer. Following his resignation, Mr. Atchison remained involved in the Company as a member of our Board of Directors and in a consulting capacity to the Company for a three year term. On March 16, 2015, our Board of Directors appointed Joel K. Manby to serve as President, Chief Executive Officer and a Class I Director of the Company. Mr. Manby assumed his new positions, effective April 7, 2015 and Mr. D’Alessandro resigned from the position of Interim Chief Executive Officer, effective at such time. Mr. D’Alessandro continues to serve as a director and as Non-Executive Chairman of the Board.

Executive Compensation Objectives and Philosophy

Our primary executive compensation objectives are to:

•	attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, create and maintain our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness, growth and a challenging business environment;

•	reward senior management in a manner aligned with our financial performance; and

•	align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

To achieve our objectives, we deliver executive compensation through a combination of the following components:

•	Base salary;

•	Bonuses which are tied to company financial performance;

•	Long-term incentive compensation;

•	Broad-based employee benefits;

•	Supplemental executive perquisites; and

•	Severance benefits.

Our total executive compensation plan is inclusive of base salaries and other benefits and perquisites, including severance benefits, which are designed to attract and retain senior management talent. We also use annual cash incentive compensation and long-term equity incentives to ensure a performance-based delivery of pay that aligns, as closely as possible, the rewards of our named executive officers with the long-term interests of our equity-owners while enhancing executive retention.

Say-on-Pay and Say-on-Frequency Votes

Each year, the Compensation Committee considers the outcome of the shareholder advisory vote on executive compensation when making future decisions relating to the compensation of our named executive officers and our executive compensation program and policies. In 2014, shareholders showed strong support of our executive compensation programs, with nearly 100% of the votes cast for the approval of the “say-on-pay” proposal at our 2014 annual meeting of shareholders. The Compensation Committee is committed to continuing the alignment of our named executive officers’ compensation with the Company’s performance that the Compensation Committee believes elicited almost unanimous shareholder support.

In light of the voting results with respect to the frequency of shareholder votes on executive compensation at the 2014 annual meeting of shareholders, the Board decided that we will hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required vote on the frequency of shareholder votes on executive compensation. As the Dodd-Frank Act requires that such shareholder votes on frequency be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at the Company’s 2020 annual meeting.

Compensation Determination Process

Role of the Compensation Committee and Management

The Compensation Committee of our Board of Directors is responsible for making all executive compensation decisions. The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and reviews and recommends compensation of other executive officers for our Board of Directors to approve. At the beginning of each performance cycle, the Compensation Committee approves financial goals designed to align executive pay with company performance and stockholder interests, provide competitive pay opportunities dependent on company performance, retain talent, create optimal stockholder value and mitigate material risk. The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities.

Our Chief Executive Officer and our Chief Human Resources Officer work closely with the Compensation Committee in managing our executive compensation program and they attend meetings of the Compensation Committee. Because of his daily involvement with the executive team, our Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. Our Chief Executive Officer does not participate in discussions with the Compensation Committee regarding his own compensation.

Role of the Compensation Consultant

In 2014, the Compensation Committee engaged the services of Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to advise the Compensation Committee regarding the amount and types of compensation that we provide to our executive officers and how our compensation practices compared to the compensation practices of other companies. FW Cook reports directly to the Compensation Committee. FW Cook does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee believes that FW Cook does not have any conflicts of interest in advising the Compensation Committee under applicable SEC or NYSE rules.

As part of FW Cook’s engagement, the Compensation Committee directed FW Cook to, among other things, compare our executive compensation with competitive market compensation data for a peer group consisting of companies engaged in the same or similar industries as our Company. Due to the limited number of “pure leisure facilities” public companies, our Compensation Committee determined that it was appropriate to include other companies in the compensation peer group that are in the entertainment, restaurant and hospitality industries and compete with us for executive talent.

The compensation peer group that the Compensation Committee used to benchmark named executive officer base salaries and target annual bonus opportunities was composed of the following 14 companies: Ameristar Casinos, Inc.; Boyd Gaming Corporation; Cedar Fair, L.P.; The Cheesecake Factory Incorporated; Chipotle Mexican Grill, Inc.; Cinemark Holdings, Inc.; Hyatt Hotels Corporation; The Madison Square Garden Company; Panera Bread Company; Penn National Gaming, Inc.; Pinnacle Entertainment, Inc.; Regal Entertainment Group; Six Flags Entertainment Corporation; and Vail Resorts, Inc.

The peer group data presented by FW Cook included information regarding base salary, actual and target bonus amounts, total annual compensation, long-term equity and cash incentives and total compensation. For each of these categories of information, FW Cook presented information comparing compensation of our executive officers to the compensation paid by the companies in the peer group at the 25th, 50th and 75th percentiles for comparable executive officer positions.

Based on the review of the competitive market compensation data, the Compensation Committee determined to set total annual cash compensation for our named executive officers, i.e., base salaries and target annual bonus opportunities, at a level that is generally between the 25th percentile and the median of the compensation peer group, but to place a greater portion of the total cash compensation at-risk under our variable performance-based cash bonus opportunity as compared to the compensation peer group.

Compensation Elements

The following is a discussion and analysis of each component of our executive compensation program.

Base Salary

Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. We believe that the level of an executive officer’s base salary should reflect such executive’s performance, experience and breadth of responsibilities, salaries for similar positions within our industry and any other factors relevant to that particular job. Each executive officer is reviewed annually and is eligible for a discretionary annual merit increase. Base salaries may also be adjusted at other times to deal with competitive pressures or changes in job responsibilities.

In March 2014, as part of the annual merit review, the Compensation Committee determined to maintain all of our named executive officers at their current base salaries as reflected in the table below.

Name	2013 Base Salary	2014 Base Salary
Jim Atchison	$698,000	$698,000
James M. Heaney	$356,000	$356,000
Daniel B. Brown	$346,000	$346,000
Donald W. Mills, Jr.	$346,000	$346,000
G. Anthony (Tony) Taylor	$362,000	$362,000

Bonuses

Annual Cash Incentive Compensation. Annual cash incentive awards are available to all salaried exempt employees, including our named executive officers, under our annual bonus plan. The objectives of the bonus plan are to motivate these employees to achieve short-term performance goals and tie a portion of their cash compensation to our performance by rewarding them based on our overall performance.

Our named executive officers did not receive any award in fiscal 2014 pursuant to our SeaWorld Parks & Entertainment Bonus Plan (the “2014 Bonus Plan”). Under the 2014 Bonus Plan, 90% of each named executive officer’s target annual cash incentive bonus was linked in a formulaic manner to the achievement of specific, objectively measurable financial goals, with a discretionary portion making up the remaining 10%. Pursuant to our 2014 Bonus Plan, all of our named executive officers had a portion of their bonus linked to consolidated Adjusted EBITDA which was defined in the same way as the definition of Adjusted EBITDA used for covenant calculations under the indenture governing our senior notes entered into on December 1, 2009 and the credit agreement entered into on December 1, 2009 governing our senior secured credit facilities, which define Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, as further adjusted to exclude certain unusual, non-cash, and other items permitted under such covenants. In addition to consolidated Adjusted EBITDA, a portion of the bonus of each of Messrs. Brown and Mills was linked to park-specific Adjusted EBITDA goals which were defined in the same manner as consolidated Adjusted EBITDA with the exception that the calculation was not based on the consolidated performance of the Company but on the performance of specific Company parks. In recognition of Mr. Brown’s responsibility as Chief Operating Officer-SeaWorld and Discovery Cove, a portion of his bonus was linked to the Adjusted EBITDA performance of the Company’s SeaWorld, Discovery Cove and Aquatica parks (the “SeaWorld and Discovery Cove Adjusted EBITDA”). In recognition of Mr. Mills’ responsibility as Chief Operating Officer-Busch Gardens and Sesame Place, a portion of his bonus was linked to the Adjusted EBITDA performance of the Company’s Busch Gardens, Water Country, Adventure Island and Sesame Place parks (the “Busch Gardens and Sesame Place Adjusted EBITDA”). The discretionary portion of the bonus was based on the assessment of each named executive officer’s individual performance relative to some or all of the following criteria: value created by the named executive officer’s leadership of a functional area or multiple areas, success of a strategic business initiative led by the named executive officer, and employee feedback and satisfaction based on detailed annual evaluations.

For Messrs. Atchison, Heaney and Taylor, 90% of their target annual bonus opportunity under the 2014 Bonus Plan was based on the Company’s achievement of the consolidated Adjusted EBITDA target with 10% discretionary. For Mr. Brown, 50% of his target annual bonus opportunity under the 2014 Bonus Plan was based on the Company’s achievement of the SeaWorld and Discovery Cove Adjusted EBITDA target, with 40% based on the Company’s achievement of the consolidated Adjusted EBITDA target and 10% discretionary. For Mr. Mills, 50% of his target annual bonus opportunity under the 2014 Bonus Plan was based on the Company’s achievement of the Busch Gardens and Sesame Place Adjusted EBITDA target, with 40% based on the Company’s achievement of the consolidated Adjusted EBITDA target and 10% discretionary. The consolidated Adjusted EBITDA, SeaWorld and Discovery Cove Adjusted EBITDA and Busch Gardens and Sesame Place Adjusted EBITDA targets were determined by our Board of Directors early in the year, after taking into consideration management’s recommendations and our budget for the year.

Each participant in the 2014 Bonus Plan had a bonus potential target, computed as a percentage of salary, based on job level. In March 2014, the Compensation Committee established target annual bonus opportunities for our named executive officers. Similar to base salary, the Compensation Committee determined to maintain all of our named executive officers at their current target annual bonus opportunities. The following table sets forth the target annual bonus opportunities for our named executive officers for 2014:

Name	2014 Base Salary	2014 Bonus Potential Percentage	2014 Bonus Potential Target
Jim Atchison	$698,000	150%	$1,047,000
James M. Heaney	$356,000	100%	$356,000
Daniel B. Brown	$346,000	100%	$346,000
Donald W. Mills, Jr.	$346,000	100%	$346,000
G. Anthony (Tony) Taylor	$362,000	100%	$362,000

The three financial goals—consolidated Adjusted EBITDA, SeaWorld and Discovery Cove Adjusted EBITDA and Busch Gardens and Sesame Place Adjusted EBITDA—were further delineated by the Compensation Committee into three levels of potential achievement: “Threshold,” “Target,” and “Maximum.” Actual amounts payable under the 2014 Bonus Plan are based upon the degree to which each financial goal has been achieved on this continuum, if at all. For each financial goal, achievement of performance at the “Threshold” level results in a weighted payment of no less than 60% of the target amount, achievement of performance at the “Target” level results in a weighted payment equal to 100% of the target amount, and achievement of performance at the “Maximum” level results in a weighted payment of no more than 150% of the target amount. For performance percentages between the specified threshold, target and maximum levels, the resulting weighted payment would have been adjusted on a linear basis. For performance above the “Maximum” level, additional payments could have been awarded by our Compensation Committee with respect to our Chief Executive Officer and/or our Board of Directors with respect to our other named executive officers upon a determination that an additional discretionary payment was warranted. As set forth in the following table, achievement of the primary financial goal—consolidated Adjusted EBITDA—had to be at or above 96% of target before the bonus pool is funded and no bonus payments are made under any financial goals or the discretionary portion unless the Company attains this minimum threshold of consolidated Adjusted EBITDA:

	Consolidated Adjusted EBITDA Target
	Threshold	Target	Maximum
Performance Percentage of Target	96%	100%	105%
Weighted Payment	60%	100%	150%

For fiscal 2014, our Board of Directors set a consolidated Adjusted EBITDA target of $465.0 million and our actual consolidated Adjusted EBITDA was $370.1 million which was below 96% of target. As a result, the bonus pool was not funded and our named executive officers did not receive any award in fiscal 2014 pursuant to the 2014 Bonus Plan.

Discretionary Bonuses. From time to time, we may award discretionary bonuses in addition to any annual bonus payable under our annual bonus plan. In fiscal 2014, there were no discretionary bonuses made to any of our named executive officers.

Long-Term Incentive Compensation

The long term incentive award program is designed to drive Company performance, align the executives’ interest with our stockholders and retain executives through vesting of awards over multiple years. Long-term incentive compensation is awarded under the Company’s 2013 Omnibus Incentive Plan (the “Plan”) and provides an opportunity for executive officers, including our named executive officers, and other key employees to increase their ownership interest in the Company through grants of equity-based awards. Under the Plan, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and other stock based awards.

In 2014, the Compensation Committee decided not to grant any long-term equity awards to our named executive officers and key employees because the shares of restricted stock granted in connection with the IPO were intended to be able to serve our purpose of retaining our named executive officers through 2015. In 2015, the Compensation Committee made its first annual long-term equity award to our named executive officers. See “Compensation Actions Taken During 2015” below.

Benefits and Perquisites

We provide to all our employees, including our named executive officers, broad-based benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. Broad-based employee benefits include:

•	a 401(k) savings plan;

•	medical, dental, vision, life and accident insurance, disability coverage, dependent care and healthcare flexible spending accounts; and

•	employee assistance program benefits.

Under our 401(k) savings plan, we match a portion of the funds set aside by the employee. All matching contributions by us become vested on the two-year anniversary of the participant’s hire date. At no cost to the employee, we provide an amount of basic life and accident insurance coverage valued at two times the employee’s annual base salary. The employee may also select supplemental life and accident insurance, for a premium to be paid by the employee.

We also provide our executive officers with limited perquisites and personal benefits that are not generally available to all employees, such as executive relocation assistance and complimentary access to our theme parks. In addition, all employees with at least three weeks of vacation have the opportunity to participate in our vacation sell benefit program and sell back vacation days to us in order to offset personal health insurance premiums. We provide these limited perquisites and personal benefits in order to further our goal of attracting and retaining our executive officers. These benefits and perquisites are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote in accordance with SEC rules.

Severance Arrangements

Our Board of Directors believes that a Key Employee Severance Plan (the “Severance Plan”) is necessary to attract and retain the talent necessary for our long-term success. Our Board of Directors views our Severance Plan as a recruitment and retention device that helps secure the continued employment and dedication of our named executive officers, including when we are considering strategic alternatives.

Each of our named executive officers is eligible for the Severance Plan benefits. Under the terms of the Severance Plan, each named executive officer is entitled to severance benefits if his employment is terminated for any reason other than voluntary resignation or willful misconduct. The severance payments under the Severance Plan are contingent upon the affected executive’s execution of a release and waiver of claims, which contains non-compete, non-solicitation and confidentiality provisions. See “—Potential Payments Upon Termination” for descriptions of these arrangements.

Executive Compensation Governance Practices

Stock Ownership Guidelines

In order to align management and stockholder interests, the Company adopted stock ownership guidelines for our executive officers in 2014. In March 2015, the Company modified its stock ownership guidelines to provide as follows: (i) the Chief Executive Officer is required to hold shares of common stock with a value at least equal to six (6) times his base salary; (ii) each of the Chief Financial Officer, the Chief Parks Operations Officer and the Chief Legal and Corporate Affairs Officer is required to hold shares of common stock with a value at least equal to three (3) times such executive’s base salary; (iii) each of the Chief Creative Officer, the Chief Human Resources Officer and the Chief Zoological Officer is required to hold shares of common stock with a value at least equal to two (2) times such executive’s base salary; and (iv) the Chief Accounting Officer and all other executive officers are required to hold shares of common stock with a value at least equal to one (1) time such executive’s base salary. If an executive officer is not in compliance with the stock ownership guidelines, the executive is required to maintain ownership of at least 50% of the net after-tax shares acquired from the Company pursuant to any equity-based awards received from the Company, until such individual’s stock ownership requirement is met. This retention requirement only applies to net after-tax shares acquired from the Company after the date of initial adoption of the stock ownership guidelines. Because an individual covered by the stock ownership guidelines must retain a percentage of net after-tax shares acquired from Company equity-based awards until such individual satisfies the specified guideline level of ownership, there is no minimum time period required to achieve the specified guideline level of ownership.

Hedging and Pledging Policies

The Company’s Securities Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company’s Securities Trading Policy prohibits directors and executive officers from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Securities Trading Policy limits the pledging of Company securities to those situations approved by the Company’s General Counsel.

Equity Award Grant Policy

In March 2015, the Company adopted an Equity Award Grant Policy that formalized our process for granting equity-based awards to executive officers and employees. Under our Equity Award Grant Policy, we will generally grant equity awards on a regularly scheduled basis. If extraordinary circumstances arise such that the Compensation Committee or the Board determines it is advisable to grant an equity award at a time other than as set forth below, the Compensation Committee or the Board may consider and approve any such grant. Grants of equity awards to current employees (other than in connection with a promotion) will generally be made, if at all, on an annual basis on the second business day following the filing of the Company’s Form 10-K, unless such day is not a day on which the New York Stock Exchange (or such other national securities exchange on which the Company’s common stock is then principally listed) is open for trading, in which case it is expected to be the next such trading day. Grants of equity awards for new hires or promotions will be made on a quarterly basis on the first business day of the quarter following the quarter in which the date of hire or promotion occurred unless such day is not a day on which the New York Stock Exchange (or such other national securities exchange on which the Company’s common stock is then principally listed) is open for trading, in which case it is expected to be the next such trading day. It is the intention of the Compensation Committee and the Board to consider and approve any such grants at an in-person or telephonic meeting or by unanimous written consent of the Compensation Committee or the Board.

Compliance with IRS Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction for any compensation in excess of $1 million paid to named executive officers except for the Chief Financial Officer. However, this provision does not apply to certain performance-based compensation as long as specified requirements are met.

The Company expects to be able to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period following the IPO. This transition period may extend until the first annual stockholders meeting that occurs after the close of the third calendar year following the calendar year in which the IPO occurred, unless the transition period is terminated earlier under the Section 162(m) post-offering transition rules. At such time as we are subject to the deduction limitations of Section 162(m), we expect that the Compensation Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions; however, the Compensation Committee may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) when it believes that such payments are appropriate to attract or retain talent.

Clawback Policy

The Compensation Committee does not have any specific “clawback” policy but intends to adopt one in conformity with the requirements of any final rules issued by the SEC. Under Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, the Company’s Chief Executive Officer and Chief Financial Officer must reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities during those 12 months.

Compensation Actions Taken During 2015

Resignation of Chief Executive Officer

On December 11, 2014, the Company announced that Mr. Atchison would resign from his role as Chief Executive Officer and President of the Company, effective January 15, 2015. Following his resignation as Chief Executive Officer and President, Mr. Atchison remains involved with the Company as a member of our Board of Directors and in a consulting capacity to the Company.

In connection with Mr. Atchison’s resignation, the Company entered into a Separation and Consulting Agreement with Mr. Atchison, dated December 10, 2014 (the “Separation Agreement”), pursuant to which Mr. Atchison received the following upon his termination of employment, subject to Mr. Atchison’s execution and non-revocation of a general release of claims in favor of the Company:

•	a lump sum payment equal to $2,443,000, which represents the cash severance payment that Mr. Atchison would be entitled to receive upon a qualifying termination of employment under the SeaWorld Parks & Entertainment, Inc. Key Employee Severance Plan;

•	a lump sum cash payment in an amount equal to the value of the benefit continuation for 24 months following Mr. Atchison’s termination of employment that he would have been entitled to receive upon a qualifying termination of employment under the SeaWorld Parks & Entertainment, Inc. Key Employee Severance Plan;

•	eligibility for continued vesting of Mr. Atchison’s 515,406 outstanding and unvested performance-based restricted stock awards (as if Mr. Atchison remained continuously employed with the Company), subject to achievement of the applicable performance conditions and, in the event favorable and generally applicable amendments are made to the terms of restricted stock awards held by then active employees, the right to have his awards amended in the same manner;

•	continued service on our Board of Directors in the role of Vice Chairman and entitlement to compensation and benefits generally provided to other non-employee directors on our Board of Directors; and

•	engagement as a consultant to the Company for a three-year period with an annual consulting fee of $440,000, which consulting arrangement may be terminated by either Mr. Atchison or the Company at any time upon 30 days’ written notice.

If Mr. Atchison is not re-elected to our Board at an annual stockholders meeting of the Company, then his annual consulting fee will be increased by an amount equal to (i) the annual cash retainer plus (ii) the cash value of the annual equity award, in each case, paid to members of our Board of Directors. In the event Mr. Atchison voluntarily resigns from our Board and/or terminates the consulting arrangement, Mr. Atchison will not be entitled to receive any further payments of the consulting fee. In the event the Company terminates the consulting arrangement (other than due to Mr. Atchison’s voluntary resignation from our Board of Directors) and/or Mr. Atchison ceases to be a member of our Board for any other reason, then Mr. Atchison will be entitled to receive a lump sum payment equal to the consulting fee (including any increase to the consulting fee, if applicable) that would have been paid to him for the remainder of the consulting term but for the termination by the Company.

Appointment of Interim Chief Executive Officer

Effective as of January 15, 2015, Mr. D’Alessandro was appointed to serve as interim Chief Executive Officer (“Interim CEO”) of the Company until the Company completed a search and appointed a new Chief Executive Officer. In connection with Mr. D’Alessandro’s appointment as Interim CEO, he received an award of 100,000 shares of restricted stock on January 15, 2015 which vested on April 7, 2015, the start date of the successor Chief Executive Officer, Joel K. Manby. While serving as Interim CEO, Mr. D’Alessandro did not receive an annual base salary or an annual bonus opportunity or participate in the Company’s employee benefit plans, but Mr. D’Alessandro continued to receive the cash and equity compensation normally paid to non-employee directors in accordance with the Company’s Outside Director Compensation Policy for his service on our Board of Directors and he continued to vest in his other existing equity awards while serving as Interim CEO.

Appointment of New Chief Executive Officer

On March 19, 2015, the Company announced that the Board appointed Joel K. Manby to serve as President and Chief Executive Officer of the Company. In addition, our Board of Directors elected Mr. Manby to serve as a Class I Director of the Company. Mr. Manby assumed his new President and Chief Executive Officer role and director role, in each case, on April 7, 2015.

The Company entered into an Employment Agreement with Mr. Manby, dated March 16, 2015 (the “Employment Agreement”). The Employment Agreement provides for an initial three-year term ending on April 7, 2018 with automatic renewal of the employment term for successive one-year periods thereafter. During the employment term, Mr. Manby will serve as Chief Executive Officer of the Company and is entitled to:

•	an annual base salary of $1,000,000;

•	an annual bonus opportunity with a target amount equal to 150% of his base salary (which, for fiscal year 2015, will be pro-rated with 50% payable in cash and 50% payable in performance-vesting restricted stock consistent with the terms and conditions of the Company’s 2015 annual bonus plan) (which resulted in a grant of 27,623 performance-vesting restricted shares upon his commencement of employment with the Company); and

•	beginning fiscal year 2016, annual long term equity incentive awards with a target value equal to $4,000,000 (based on grant date fair value).

In addition, upon his commencement of employment with the Company, Mr. Manby received a one-time grant of 249,875 shares of restricted stock (the “Sign-On Restricted Stock Grant”) and a one-time grant of 1,089,324 stock options (the “Sign-On Option Grant”). The Sign-On Restricted Stock Grant and the Sign-On Option Grant will vest in four equal annual installments over the first four anniversaries of the date of grant. The Company will also reimburse Mr. Manby for certain expenses in connection with the relocation of his family to Orlando, Florida.

In the event of a termination of Mr. Manby’s employment by the Company without “cause” (as defined in the Employment Agreement) or by him for “good reason” (as defined in the Employment Agreement), subject to his execution of a general release of claims in favor of the Company, he would be entitled to receive: (x) a lump sum cash payment equal to three times the sum of his base salary and target annual bonus (but two times if such termination occurs after the initial three-year employment term), (y) full accelerated vesting of the Sign-On Restricted Stock Grant and Sign-On Option Grant and (z) subject to his election of COBRA continuation coverage, for a period of 36 months following the termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage (but 24 months if such termination occurs after the initial three-year employment term). If Mr. Manby’s employment is terminated as a result of his death or “disability” (as defined in the Employment Agreement), he is entitled to receive (x) a pro-rated portion of the annual bonus in respect of the year in which his termination occurs, (y) a lump sum cash payment equal to two times the sum of his base salary and target annual bonus (reduced by the amount of any payments actually received by Mr. Manby under the Company’s short-term or long-term disability plans), (z) full accelerated vesting of the Sign-On Restricted Stock Grant and pro-rated accelerated vesting of the Sign-On Option Grant. If Mr. Manby’s employment is terminated by the Company without cause or by him for good reason during the 12-month period following a change in control (as defined in the Employment Agreement), he would be entitled to receive the same payments and benefits as those in the event of a termination by the Company without cause or by him for good reason during the initial three-year employment term.

Pursuant to the terms of the Employment Agreement, Mr. Manby is subject to non-competition and non-solicitation covenants that apply during his employment and for a period of (i) 24 months following the termination of his employment by the company without cause or by him for good reason (or 36 months if such termination occurs during the initial three-year employment term or during the 12-month period following a change in control) or (ii) 12 months following the termination of his employment for any other reason. Mr. Manby is also subject to an indefinite confidentiality covenant, and the Company and Mr. Manby are subject to indefinite mutual non-disparagement covenants.

Equity-Based Awards—2015 Bonus Plan and 2015 Long Term Incentive Program

Equity-Based Awards under 2015 Bonus Plan

On March 3, 2015, our Board of Directors approved the annual bonus plan (the “2015 Bonus Plan”) for the fiscal year ending December 31, 2015 (the “Fiscal 2015”), pursuant to which certain of the Company’s executive officers are eligible to receive a bonus with respect to Fiscal 2015, payable 50% in cash and 50% in equity, based upon the Company’s achievement of certain pre-established performance goals with respect to Adjusted EBITDA for Fiscal 2015. The equity portion of the 2015 Bonus Plan was granted in the form of performance-vesting restricted stock, with a one-year performance period covering Fiscal 2015. The following named executive officers received performance-vesting restricted stock grants in the following amounts: Mr. Heaney (9,388), Mr. Taylor (9,546), Mr. Brown (9,124) and Mr. Mills (9,124). These shares of performance-vesting restricted stock represent each named executive officer’s equity portion (50%) of the 2015 Bonus Plan.

Equity-Based Awards under 2015 Long-Term Incentive Plan

On March 3, 2015, our Board of Directors approved a long-term incentive plan (the “2015 Long-Term Incentive Plan”) for Fiscal Year 2015 and granted nonqualified stock options (“stock options”), time-vesting restricted stock (“time-vesting shares”) and performance-vesting restricted stock (“performance-vesting shares”), with a three-year performance period, to certain of the Company’s named executive officers.

The stock options and time-vesting shares vest in four equal installments on the first four anniversaries of the respective date of grant, subject to the executive’s continued employment through the applicable vesting date, except that (i) upon a termination of an executive’s employment by the Company without cause or a termination due to the executive’s death or disability, in each case within 12 months following a change in control, all unvested awards will immediately vest and become exercisable and (ii) upon a termination due to the executive’s death or disability, other than within 12 months following a change in control, a pro-rata portion of the next (2) installment of the award will immediately vest. If the executive’s employment terminates for any other reason other than as described above, all unvested stock options and time-vesting shares will be forfeited.

Pursuant to the 2015 Long-Term Incentive Plan, on March 3, 2015, our Board of Directors granted (i) stock options to the following executives in the following amounts: Mr. Heaney (54,062), Mr. Taylor (54,973), Mr. Brown (52,543) and Mr. Mills (52,543) and (ii) time-vesting shares to the following executives in the following amounts: Mr. Heaney (12,517), Mr. Taylor (12,728), Mr. Brown (12,165) and Mr. Mills (12,165).

The performance-vesting shares vest following the end of the three-year performance period beginning on January 1, 2015 and ending on December 31, 2017 based upon the Company’s achievement of certain performance goals with respect to Adjusted EBITDA for each fiscal year of the performance period. The total number of performance-vesting shares that are eligible to vest is based on the level of achievement of the Adjusted EBITDA target for each fiscal year in the performance period, which ranges from a 0% (if below threshold performance) to 200% (at or above maximum performance).

Upon a change in control during the performance period, the number of performance-vesting shares that are eligible to vest will generally be determined based on actual performance through that date (and, to the extent actual performance is unable to be calculated, at target performance) (the “Actual Performance Factor”) and such number of performance-vesting shares will vest at the end of the performance period subject only to the executive’s continued employment through such date. Upon (1) a termination of an executive’s employment by the Company without cause or termination due to the executive’s death or disability, in each case within 12 months following a change in control, the performance-vesting shares will vest based on the Actual Performance Factor; and (2) a termination due to the executive’s death or disability, other than within 12 months following a change in control, a pro-rata portion of the performance-vesting shares will immediately vest based on the Actual Performance Factor. If the executive’s employment terminates for any reason other than as described above, all unvested performance-vesting shares will be forfeited.

Pursuant to the 2015 Long-Term Incentive Plan, on March 3, 2015, our Board of Directors granted performance-vesting shares to the following named executive officers in the following amounts, and such amounts assume that the maximum level of performance is achieved for each fiscal year of the performance period (with the actual number of shares to be earned based on the performance criteria described above): Mr. Heaney (25,035), Mr. Taylor (25,457), Mr. Brown (24,331) and Mr. Mills (24,331).

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services rendered to us for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)
Jim Atchison	2014	698,000	—	—	—	—	—	18,931	716,931
Former Chief Executive	2013	622,250	57,460	1,094,639	—	755,820	—	22,508	2,552,677
Officer and President and Director	2012	395,000	—	—	—	389,984	—	17,781	802,765

James M. Heaney	2014	356,000	—	—	—	—	—	10,407	366,407
Chief Financial Officer	2013	342,000	21,011	338,699	—	276,379	—	10,059	988,148
	2012	283,077	50,000	234,250	—	203,631	—	8,478	779,436

Daniel B. Brown	2014	346,000	—	—	—	—	—	23,430	369,430
Chief Parks Operations	2013	333,750	20,487	364,902	—	269,485	—	21,469	1,010,093
Officer	2012	297,000	—	135,567	—	219,921	—	331,029	983,517

Donald W. Mills, Jr.	2014	346,000	—	—	—	—	—	11,276	357,276
Orlando Park President	2013	329,502	20,280	364,902	—	266,761	—	11,912	993,357
	2012	280,008	—	—	—	207,339	—	18,442	505,789

G. Anthony (Tony) Taylor	2014	362,000	—	—	—	—	—	21,564	383,564
Chief Legal Officer and General Counsel	2013	337,500	20,865	145,941	—	274,455	—	16,040	794,801

(1)	We have no pension benefits, nonqualified defined contribution or other nonqualified deferred compensation plans for executive officers.
(2)	Amounts reported under All Other Compensation for fiscal 2014 include contributions to our 401(k) plan on behalf of our named executive officers as follows: Mr. Atchison $9,100; Mr. Heaney $9,100; Mr. Brown $9,089; Mr. Mills $2,018; and Mr. Taylor $9,100. Amounts reported also include life and long-term disability insurance premiums paid by us on behalf of our named executive officers as follows: Mr. Atchison $1,777; Mr. Heaney $1,307; Mr. Brown $1,273; Mr. Mills $1,273; and Mr. Taylor $1,326. Amounts reported for Messrs. Atchison, Brown, Mills and Taylor for fiscal 2014 also include the dollar value of vacation days sold to pay for personal health insurance premiums and other benefits under our vacation sell benefit program, along with other miscellaneous benefits, are as follows: Mr. Atchison $8,054; Mr. Brown $13,068; Mr. Mills $7,985; and Mr. Taylor $11,138. In addition, the named executive officers (and their spouses) each receive a Corporate Executive Card that entitles them and an unlimited number of guests to complimentary access to our theme parks. There is no incremental cost to us associated with the use of the Corporate Executive Card. Amount reported for Mr. Brown for fiscal 2012 also includes a tax gross-up of $309,725 with respect to the taxable income on his June 7, 2012 Employee Unit grant.

Grants of Plan-Based Awards in 2014

The following table provides information relating to grants of plan-based awards made to our named executive officers during 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jim Atchison		628,200	1,047,000	1,570,500
James M. Heaney		213,600	356,000	534,000
Daniel B. Brown		207,600	346,000	519,000
Donald W. Mills, Jr.		207,600	346,000	519,000
G. Anthony (Tony) Taylor		217,200	362,000	543,000

(1)	Reflects possible payouts under our 2014 Bonus Plan and assumes full payout from the 10% discretionary portion of the bonus award. See “Compensation Discussion and Analysis—Compensation Elements—Bonuses—Annual Cash Incentive Compensation” for a discussion of threshold, target and maximum cash incentive compensation payouts. There were no actual amounts paid to our named executive officers under our 2014 Bonus Plan. There were no grants of plan-based equity incentive awards made to our named executive officers during 2014.

Outstanding Equity Awards at 2014 Fiscal-Year End

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2014.

	Stock Awards
Name	Number of Shares or Units That Have Not Vested (#)(1)	Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jim Atchison	—	—	515,406	9,225,767
James M. Heaney	36,542	654,102	121,800	2,180,220
Daniel B. Brown	13,746	246,053	171,798	3,075,184
Donald W. Mills, Jr.	—	—	171,800	3,075,220
G. Anthony (Tony) Taylor	6,873	123,027	68,720	1,230,088

(1)	Reflects time-vesting shares of restricted stock that had not vested as of December 31, 2014. The following provides information with respect to the remaining vesting schedule of the time-vesting shares of restricted stock that had not vested as of December 31, 2014:

Mr. Heaney—these outstanding restricted shares vest in substantially equal installments on April 1, 2015, 2016 and 2017.

Mr. Brown—these outstanding restricted shares will vest in substantially equal installments on January 1, 2015, 2016 and 2017.

Mr. Taylor—these outstanding shares will vest on May 3, 2015.

(2)	Market value is based upon the closing market price of our common stock on December 31, 2014.
(3)	Prior to our initial public offering, the long-term incentive compensation awarded to our management employees, including our named executive officers, primarily consisted of the opportunity to make investments in the profit interests of our prior ownership entity. These long-term incentive awards were granted to our named executive officers in the form of Employee Units. The Employee Units were divided into a time-vesting portion which generally vested on the first five anniversaries of the grant date (one-third of the Employee Units granted), a 2.25x exit-vesting portion (one-third of the Employee Units granted), and a 2.75x exit-vesting portion (one-third of the Employee Units granted). In addition, certain members of management, including Messrs. Atchison, Brown, Mills and Taylor, purchased Class D Units of our prior ownership entity. The Class D Units had economic characteristics similar to those of shares of common stock in a corporation. In connection with our initial public offering, our named executive officers surrendered their outstanding Class D Units and Employee Units in exchange for shares of common stock and restricted stock. Class D Units and vested Employee Units were surrendered for shares of common stock and unvested Employee Units were surrendered for unvested restricted shares of our common stock, which are subject to vesting terms substantially similar to those applicable to the unvested Employee Units immediately prior to such transaction.

The 2.25x exit-vesting shares of restricted stock vest if the named executive officer is employed by us when and if certain investment funds affiliated with Blackstone receive cash proceeds in respect of its interests in the limited partnerships owned by affiliates of Blackstone and other certain co-investors (the “Partnerships”) equal to (x) a 20% annualized effective compounded return rate on its investment and (y) a 2.25x multiple on such funds’ investment.

The 2.75x exit-vesting shares of restricted stock vest if the named executive officer is employed by us when and if certain investment funds affiliated with Blackstone receive cash proceeds in respect of its interests in the Partnerships equal to (x) a 15% annualized effective compounded return rate on its investment and (y) a 2.75x multiple on such funds’ investment.

Option Exercises and Stock Vested in 2014

The following table provides information regarding the values realized by our named executive officers upon the vesting of stock awards in 2014.

	Equity Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jim Atchison	51,542	849,928
James M. Heaney	12,181	365,552
Daniel B. Brown	17,181	339,569
Donald W. Mills, Jr.	17,181	283,315
G. Anthony (Tony) Taylor	6,873	213,269

(1)	The value realized on vesting is based on the closing market price of our common stock on the applicable vesting date (or the previous trading day if the vesting date was not a trading day).

Pension Benefits

We have no pension benefits for the executive officers.

Nonqualified Deferred Compensation for 2014

We have no nonqualified defined contribution or other nonqualified deferred compensation plans for executive officers.

Potential Payments Upon Termination

The following table describes the potential payments and benefits that would have been payable to our named executive officers under existing plans assuming a termination of their employment for reasons other than willful misconduct or a voluntary resignation on December 31, 2014.

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers. These include accrued but unpaid salary and distributions of plan balances under our 401(k) savings plan.

Name	Cash Severance Payment ($)(1)	Continuation of Group Health Plans ($)(2)	Accrued but Unused Vacation ($)(3)	Executive Outplacement Services ($)(4)	Value of Restricted Stock Acceleration ($)(5)	Total ($)
Jim Atchison
Termination under the Severance Plan	2,443,000	20,537	72,485	25,000	—	2,561,022
Change of Control	—	—	—	—	—	—

James M. Heaney
Termination under the Severance Plan	712,000	19,989	—	8,500	—	740,489
Change of Control	—	—	—	—	654,102	654,102

Daniel B. Brown
Termination under the Severance Plan	692,000	20,537	31,938	8,500	—	752,975
Change of Control	—	—	—	—	246,053	246,053

Donald W. Mills, Jr.
Termination under the Severance Plan	692,000	14,397	10,646	8,500	—	725,543
Change of Control	—	—	—	—	—	—

G. Anthony (Tony) Taylor
Termination under the Severance Plan	724,000	20,537	16,708	8,500	—	769,745
Change of Control	—	—	—	—	123,027	123,027

(1)	Cash severance payment includes the following:

•	Mr. Atchison—two times the sum of his annual base salary ($698,000) plus his targeted bonus under the 2014 Bonus Plan ($1,047,000);

•	Mr. Heaney—twelve months base salary ($356,000) plus his targeted bonus under the 2014 Bonus Plan ($356,000);

•	Mr. Brown—twelve months base salary ($346,000) plus his targeted bonus under the 2014 Bonus Plan ($346,000);

•	Mr. Mills—twelve months base salary ($346,000) plus his targeted bonus under the 2014 Bonus Plan ($346,000); and

•	Mr. Taylor—twelve months base salary ($362,000) plus his targeted bonus under the 2014 Bonus Plan ($362,000).
(2)	Reflects the cost of providing the executive officer with continued health, dental, vision, prescription drug and mental health coverage as enrolled at the time of his termination for a period of twenty-four months for Mr. Atchison and for a period of twelve months for Messrs. Heaney, Brown, Mills and Taylor, in each case, assuming 2014 rates.
(3)	Amounts shown represent the following number of accrued but unused vacation days: Mr. Atchison, 27 days; Mr. Brown, 24 days; Mr. Mills, 8 days; and Mr. Taylor, 12 days.

(4)	Amounts shown assume that executive outplacement services are provided to each of the named executive officers for a period of nine months.
(5)	Upon a change of control, our named executive officers’ unvested time-vesting shares of restricted stock would become immediately vested. The amounts reported are based on the closing market price of our stock on December 31, 2014. Amounts reported also assume that the exit-vesting shares of restricted stock would not have vested upon a change of control. If the exit- vesting restricted shares would have vested upon a change of control, the amounts reported would have reflected the following additional amounts: Mr. Atchison, $9,225,767; Mr. Heaney, $2,180,220; Mr. Brown, $3,075,184; Mr. Mills, $3,075,220; and Mr. Taylor, $1,230,088.

Severance Arrangements and Restrictive Covenants

We have adopted the Severance Plan for the benefit of certain key employees. Each of the named executive officers was a member of our Strategy Committee in 2014 and was eligible for severance pay and benefits under the Severance Plan. All severance pay and benefits must be approved by the Chief Human Resources Officer and our Chairman of the Board of Directors.

Mr. Atchison

Mr. Atchison’s employment with the Company terminated on January 15, 2015 and pursuant to his Separation Agreement with the Company, received the following, subject to Mr. Atchison’s execution and non-revocation of a general release of claims in favor of the Company:

•	a lump sum payment equal to $2,443,000, which represents the cash severance payment that Mr. Atchison would be entitled to receive upon a qualifying termination of employment under the SeaWorld Parks & Entertainment, Inc. Key Employee Severance Plan;

•	a lump sum cash payment in an amount equal to the value of the benefit continuation for 24 months following Mr. Atchison’s termination of employment that he would have been entitled to receive upon a qualifying termination of employment under the SeaWorld Parks & Entertainment, Inc. Key Employee Severance Plan;

•	eligibility for continued vesting of Mr. Atchison’s 515,406 outstanding and unvested performance-based restricted stock awards (as if Mr. Atchison remained continuously employed with the Company), subject to achievement of the applicable performance conditions and, in the event favorable and generally applicable amendments are made to the terms of restricted stock awards held by then active employees, the right to have his awards amended in the same manner;

•	any remaining accrued by unused vacation;

Messrs. Heaney, Brown, Mills and Taylor

If either Messrs. Heaney, Brown, Mills or Taylor employment terminates as a result of (1) job elimination resulting from a business reorganization, reduction in force, facility closure, or business consolidation; (2) job elimination resulting from a sale or merger; (3) lack of an available position following a return from a certified medical leave of absence or work related injury or illness; or (4) unsatisfactory job performance, Messrs. Heaney, Brown, Mills or Taylor will be entitled to receive:

•	a lump sum payment equal to twelve months of his annual base pay at the time of termination;

•	any remaining accrued but unused vacation;

•	the targeted bonus for the plan year in which he is terminated;

•	continued health, dental, vision, prescription drug and mental health coverage as enrolled at the time of his termination for a period of twelve months; and

•	executive outplacement services (as determined by us), which services must be engaged within thirty days of the termination of employment.

In order to be eligible for the Severance Plan benefits, the key employee must sign and return a release and waiver of claims that will include but is not limited to (1) a one-year non-compete covenant; (2) a two-year non-solicitation covenant; (3) a non-disparagement covenant; (4) an agreement to cooperate in any current or future legal matters relating to activities or matters occurring during such key employee’s term of employment; and (5) the release of any and all claims that such key employee may have in connection with their employment with us or with the termination of employment.

No benefits are payable under the Severance Plan if (1) the eligible key employee fails or refuses to return the release and waiver of claims; (2) the eligible key employee voluntarily terminates their employment for “any” reason; or (3) the eligible key employee engages in willful misconduct as determined at the discretion of the Chief Human Resources Officer and our Chairman of the Board of Directors.

Director Compensation for Fiscal 2014

The following table summarizes all compensation for our non-employee directors for fiscal year 2014. The employee directors and Blackstone-affiliated directors did not receive additional compensation for serving on the Board of Directors or the committees of the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David F. D’Alessandro(2)	221,532	120,000	341,532
Joseph P. Baratta	—	—	—
William Gray(3)	3,587	120,000	123,587
Bruce McEvoy(4)	—	—	—
Judith A. McHale(5)	84,395	120,000	204,395
Ellen O. Tauscher(6)	3,587	120,000	123,587
Peter F. Wallace	—	—	—
Deborah M. Thomas(7)	74,121	120,000	194,121

(1)	Amounts included in this column reflect the aggregate grant date fair value of restricted stock awards granted during fiscal year 2014, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, utilizing the closing price on the date of grant. The aggregate number of unvested restricted stock owned by our non-employee directors at December 31, 2014 was as follows: Mr. D’Alessandro, 3,863 shares of unvested restricted stock, 106,285 shares of unvested 2.25x exit-vesting shares of restricted stock, and 106,285 shares of unvested 2.75x exit-vesting shares of restricted stock; Mr. Gray, 7,672 shares of unvested restricted stock, Ms. McHale, 6,825 shares of unvested restricted stock; Ms. Tauscher, 7,672 shares of unvested restricted stock, and Ms. Thomas, 6,427 shares of unvested restricted stock.
(2)	In addition to an annual retainer of $200,000, Mr. D’Alessandro received (a) pro-rated fees for service as Chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee for portions of fiscal year 2014 and (b) a fee of $10,000 for his service on a special committee of the Board of Directors that was formed to negotiate the repurchase of shares of our common stock from Blackstone that was completed concurrently with a secondary offering of our common stock by Blackstone on April 9, 2014.
(3)	Mr. Gray was appointed to the Board of Directors on December 10, 2014 and the amount reported under the “Fees Earned or Paid in Cash” column reflects the portion of his annual retainer for service on the Board of Directors earned in fiscal year 2014 from such date.
(4)	Mr. McEvoy resigned from our Board of Directors on January 15, 2015.
(5)

In addition to an annual retainer of $60,000, Ms. McHale received (a) pro-rated fees for service as Chairperson of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee for portions of fiscal year 2014 and (b) a fee of $10,000 for her service on a special committee of the Board of Directors that was formed to negotiate the repurchase of shares of our common stock from Blackstone that was completed concurrently with a secondary offering of our common stock by Blackstone on April 9, 2014.
(6)	Ms. Tauscher was appointed to the Board of Directors on December 10, 2014 and the amount reported under the “Fees Earned or Paid in Cash” column reflects the portion of her annual retainer for service on the Board of Directors earned in fiscal year 2014 from such date.
(7)	In addition to an annual retainer of $60,000, Ms. Thomas received pro-rated fees for service as Chairperson of the Audit Committee for portions of fiscal year 2014.

Outside Director Compensation Policy

On March 3, 2015, our Board of Directors amended our Amended and Restated Outside Director Compensation Policy that formalizes our practices regarding cash and equity compensation to non-employee directors (excluding any Blackstone-affiliated directors).

Cash Compensation

Under the Outside Director Compensation Policy, each non-employee director will receive annual cash retainers for service in the following positions:

Position	Annual Cash Retainer
Chairperson of the Board of Directors	$200,000
Member of the Board of Directors other than Chairperson of the Board of Directors	$60,000
Lead Director	$25,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$10,000
Nominating and Corporate Governance Committee Chairperson	$10,000

Equity Compensation

Non-employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2013 Omnibus Incentive Plan including discretionary awards not covered under the Outside Director Compensation Policy. The Outside Director Compensation Policy provides that upon election or appointment of a non-employee director to our Board of Directors, such non-employee director will be granted an initial award of restricted stock under the 2013 Omnibus Incentive Plan having a Fair Market Value (as defined in the 2013 Omnibus Incentive Plan) equal to $120,000. The Outside Director Compensation Policy also provides that on the date of each annual meeting of stockholders, each non-employee director, will be granted an annual award of restricted stock under the 2013 Omnibus Incentive Plan having a Fair Market Value (as defined in the 2013 Omnibus Incentive Plan) equal to $120,000. Each initial award and annual award will vest in three equal installments, with one-third vesting on each of the first, second and third anniversaries of the date of grant, subject to the non-employee director’s continued service on the Board through each such vesting date.

Notwithstanding the vesting schedule described above, the vesting of all equity awards granted to a non-employee director will vest in full upon a “change in control” (as defined in the 2013 Omnibus Incentive Plan).

Stock Ownership Guidelines

In order to align directors and stockholder interests, the Company adopted stock ownership guidelines for our directors in 2014. In March 2015, the Company modified its stock ownership guidelines to provide that each director is required to hold shares of common stock with a value at least equal to five (5) times the director’s annual cash retainer. If a director is not in compliance with the stock ownership guidelines, the director is required to maintain ownership of at least 50% of the net after-tax shares acquired from the Company pursuant to any equity-based awards received from the Company, until such individual’s stock ownership requirement is met. This retention requirement only applies to net after-tax shares acquired from the Company after the date of initial adoption of the stock ownership guidelines. Because an individual covered by the stock ownership guidelines must retain a percentage of net after-tax shares acquired from Company equity-based awards until such individual satisfies the specified guideline level of ownership, there is no minimum time period required to achieve the specified guideline level of ownership.

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of March 31, 2015 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of March 31, 2015, there were 90,144,341 shares of our common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
The Partnerships affiliated with The Blackstone Group L.P.(1)	19,502,063	21.6%
Barrow, Hanley, Mewhinney & Strauss, LLC (2)	9,022,232	10.0%
BlackRock, Inc.(3)	5,647,662	6.3%
Vanguard Whitehall Funds—Vanguard Selected Value Fund(4)	5,267,100	5.8%
Directors and Named Executive Officers:
Jim Atchison	632,852	*
David F. D’Alessandro	355,283	*
Joseph P. Baratta(5)	—	—
William Gray	7,672	*
Judith A. McHale	13,307	*
Thomas Moloney	7,272	*
Ellen O. Tauscher	7,672	*
Deborah M. Thomas	10,209	*
Peter F. Wallace(5)	—	—
James M. Heaney	227,099	*
Daniel B. Brown	304,241	*
Donald W. Mills, Jr.(6)	229,044	*
G. Anthony (Tony) Taylor	123,324	*
All directors and executive officers as a group (17 persons)(6)	2,499,337	2.8%

*	Less than 1%.
(1)

Based on a Schedule 13G filed with the SEC on February 17, 2015, shares of our common stock held by the limited partnerships owned by affiliates of Blackstone and other certain co-investors (the “Partnerships”) as follows: 15,820,811 shares of our common stock held by SW Delaware L.P. (“SWD”), 493,827 shares of our common stock held by SW Delaware A L.P. (“SWDA”), 555,394 shares of our common stock held by SW Delaware B L.P. (“SWDB”), 506,711 shares of our common stock held by SW Delaware C L.P. (“SWDC”), 182,040 shares of our common stock held by SW Delaware D L.P. (“SWDD”), 570,487 shares of our common stock held by SW Delaware E L.P. (“SWDE”), 445,853 shares of our common stock held by SW Delaware F L.P. (“SWDF”), 679,058 shares of our common stock held by SW Delaware Co-Invest L.P. (“SWDCI”), and 247,882 shares of our common stock held by SW Delaware (GSO) L.P. Blackstone and other members of the Investor Group own various classes of interests in the Partnerships as described under “Certain Relationships and Related Party Transactions—Limited Partnership Agreements.”

Under the terms of the partnership agreements of the Partnerships, the general partner determines any voting and dispositions decisions with respect to the shares of our common stock held by the Partnerships. In certain circumstances, Blackstone and certain other members of the Investor Group are permitted to surrender their interests in the Partnerships to the Partnerships and receive shares of our common stock held by the Partnerships. The general partner of each of the Partnerships is SW Cayman Limited. SW Cayman Limited is wholly owned by Blackstone Capital Partners (Cayman III) V L.P. The general partner of Blackstone Capital Partners (Cayman III) V L.P. is Blackstone Management Associates (Cayman) V L.P. The general partner of Blackstone Management Associates (Cayman) V L.P. is BCP V GP L.L.C. The sole member of BCP V GP L.L.C. is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. As a result of his control of Blackstone Group Management L.L.C., Mr. Schwarzman has voting and investment power with respect to the shares held by the Partnerships. Each of such Blackstone entities (other than the Partnerships to the extent of their direct holdings) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Partnerships directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(2)	Information regarding Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow”) is based solely upon a Schedule 13G filed by Barrow with the SEC on February 9, 2015. Barrow reported sole voting power with respect to 2,773,942 shares, shared voting power with respect to 6,248,290 shares and sole investment power with respect to 9,022,232 shares. The address of Barrow is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.
(3)	Information regarding BlackRock, Inc. is based solely upon a Schedule 13G filed by BlackRock, Inc. with the SEC on February 2, 2015. BlackRock, Inc. reported sole voting power with respect to 4,888,245 shares and sole investment power with respect to 5,647,662 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.
(4)	Information regarding Vanguard Whitehall Funds—Vanguard Selected Value Fund (“Vanguard”) is based solely on a Schedule 13G filed by Vanguard with the SEC on February 6, 2015. Vanguard reported sole voting power and sole investment power with respect to 5,267,100 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)	Messrs. Baratta and Wallace are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by the Partnerships. The address for Messrs. Baratta and Wallace is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(6)	Due to a change in Mr. Mills’ role and responsibilities with the Company, on February 6, 2015, the Board determined that Mr. Mills was no longer an executive officer and Section 16 officer but he continues to serve the Company as a senior officer.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Blackstone, we believe that our executive officers, directors and Blackstone complied with all Section  16(a) filing requirements during 2014.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). In connection with our initial public offering, our Board of Directors adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under this policy:

•	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the Board of Directors or recommended by the compensation committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code of Business Conduct and Ethics.

Stockholders’ Agreement

In connection with our initial public offering, we entered into a stockholders agreement with the limited partnerships owned by affiliates of Blackstone and other certain co-investors (the “Partnerships”). This agreement granted the Partnerships the right to nominate to our Board of Directors a number of designees equal to: (i) at least a majority of the total number of directors comprising our Board of Directors as long as the Partnerships and their affiliates beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors; (ii) at least 40% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 40% but less than 50% of the shares of our common stock entitled to vote generally in the election of our directors; (iii) at least 30% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 30% but less than 40% of the shares of our common stock entitled to vote generally in the election of our directors; (iv) at least 20% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 20% but less 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (v) at least 10% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that the Partnerships are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number (e.g., one and one quarter directors shall equate to two directors) and the calculation would be made on a pro forma basis after taking into account any increase in the size of our Board of Directors.

In addition, in the event a vacancy on the Board of Directors is caused by the death, retirement or resignation of a Partnership’s director-designee, the Partnerships shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new Partnership’s director-designee.

Limited Partnership Agreements and Equityholders’ Agreement

On December 1, 2009, investment funds affiliated with Blackstone and certain co-investors, through the Company and its wholly-owned subsidiary, SeaWorld Parks & Entertainment, Inc. (“SWPEI”), acquired 100% of the equity interests of Sea World LLC (f/k/a SeaWorld, Inc.) and SeaWorld Parks & Entertainment LLC (f/k/a Busch Entertainment Corporation) from certain subsidiaries of Anheuser-Busch Companies, Inc. We refer to this acquisition and related financing transactions as the “2009 Transactions.” As a result of the 2009 Transactions, Blackstone and the other co-investors own, through the Partnerships, common stock of the Company.

Investment funds affiliated with Blackstone and other co-investors hold Class A Units and Class B Units of the Partnerships. In addition, Anheuser-Busch, Incorporated (“ABI”) holds Class C Units in the Partnerships, which entitle ABI to receive, subject to certain conditions, a specified portion of distributions from the Partnerships.

Pursuant to the limited partnership agreements of each of the Partnerships (referred to herein as the “Partnership Agreements”), Blackstone, through its affiliate SW Cayman Limited, the general partner of the Partnerships, has the right to determine when dispositions of shares of our common stock held by the Partnerships will be made and, subject to certain exceptions, when distributions will be made to the limited partners of the Partnerships and the amount of any such distributions. If SW Cayman Limited authorizes a distribution, such distribution will be made to the partners of the Partnerships (1) in the case of a tax distribution (as described below), to the holders of limited partnerships units in proportion to the amount of taxable income of the Partnerships allocated to such holders and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective partnership interests, subject to vesting requirements of certain Employee Units held by members of our management. ABI holds Class C Units in the Partnerships, which entitle ABI to receive, subject to certain conditions, a specified portion of distributions from the Partnerships. ABI has consent rights with respect to certain amendments to the Partnership Agreements.

The Partnership Agreements provide that SW Cayman Limited, as the general partner, will be entitled in its sole discretion and without the approval of the other partners to perform or cause to be performed all management and operational functions relating to the Partnerships and shall have the sole power to bind the Partnerships. The limited partners may not participate in the management or control of the Partnerships.

The Partnership Agreements provide that, subject to certain exceptions, the general partner will not withdraw from the Partnerships or resign as a general partner. The general partner is not permitted to transfer its general partnership interests except to an affiliate of the general partner. The Partnership Agreements also provide that, subject to certain exceptions, the limited partners will not transfer their limited partnership interests. Under the terms of the Partnership Agreements, an affiliate of Blackstone determines any voting and disposition decisions with respect to the shares of our common stock held by the Partnerships. In certain circumstances, Blackstone and certain other members of the Investor Group are permitted to surrender their interests in the Partnerships to the Partnerships and receive shares our common stock held by the Partnerships.

The Partnership Agreements contain a covenant limiting the Partnerships’ ability to enter into transactions with their affiliates, which is similar to the affiliate transactions covenant contained in the indenture governing our senior notes entered into on December 1, 2009 (the “Senior Notes”). The Senior Notes were fully redeemed on April 7, 2015. See “Debt and Interest Payments” below for a discussion of the redemption of the Senior Notes.

The Partnership Agreements provide that each of the Partnerships will be dissolved upon the earliest of (i) the determination of the general partner to dissolve the Partnerships, (ii) such date when there are no limited partners, (iii) at such times as all of the assets of the Partnership have been converted into cash and cash equivalents, (iv) the entry of a decree of judicial dissolution of the Partnership or (v) the dissolution, resignation, expulsion or bankruptcy of the general partner.

In connection with the 2009 Transactions, we entered into an equityholders’ agreement with the Partnerships and certain equity holders of the Partnerships. Pursuant to the agreement, in the event that we propose to redeem or repurchase any of our equity interests held by the Partnerships, we are required to offer each Partnership the right to participate in such redemption or repurchase on a pro rata basis.

Registration Rights Agreement

In connection with the 2009 Transactions, we entered into a registration rights agreement with the Partnerships and certain equity holders of the Partnerships. Subject to certain conditions, this agreement provides to the Partnerships an unlimited number of “demand” registrations and customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses of the Partnerships and certain of its equity holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

Debt and Interest Payments

As of December 31, 2014, approximately $65 million aggregate principal amount of the Senior Notes and approximately $87 million aggregate principal amount of Term B-2 Loans under the credit agreement entered into on December 1, 2009 governing our senior secured credit facilities (the “Senior Secured Credit Facilities”) were owned by affiliates of Blackstone. We make periodic interest payments on such debt in accordance with its terms. On April 7, 2015, we borrowed $280.0 million of additional term loans (the “Term B-3 Loans”) under the Senior Secured Credit Facilities and used the proceeds, along with cash on hand, to redeem all of the outstanding principal of the Senior Notes at a redemption price of 105.5% plus accrued and unpaid interest and pay fees, costs and other expenses in connection with the Term B-3 Loans.

Repurchase of Securities

As market conditions warrant, we and our major stockholders, including Blackstone and its affiliates, may from time to time, depending upon market conditions, seek to repurchase our debt securities or loans in privately negotiated or open market transactions, by tender offer or otherwise.

2014 Share Repurchase

Concurrently with the secondary offering by selling stockholders affiliated with Blackstone on April 9, 2014, the Company repurchased 2,250,000 shares of our common stock directly from such selling stockholders in a private, non-underwritten transaction at a price per share equal to the price per share paid to the selling stockholders by the underwriters in the secondary offering. This repurchase was approved by a special committee comprised of two of our independent, disinterested directors as being in the best interests of the Company and our stockholders other than the selling stockholders. All repurchased shares were recorded as treasury stock at a cost of $50.7 million.

Equity Healthcare Program Agreement

Effective as of January 1, 2012, we entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”), an affiliate of Blackstone, pursuant to which Equity Healthcare provides to us certain negotiating, monitoring and other services in connection with our health benefit plans. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.

In consideration for Equity Healthcare’s services, we paid Equity Healthcare a fee of $2.50 per participating employee per month for benefit plans beginning on or after January 1, 2012, a fee of $2.60 per participating employee per month for plans beginning on or after January 1, 2013, a fee of $2.70 per participating employee per month for plans beginning on or after January 1, 2014, and a fee of $2.80 per participating employee per month for plans beginning on or after January 1, 2015. As of December 31, 2014, we had approximately 3,500 employees enrolled in Equity Healthcare health benefit plans.

Core Trust Purchasing Group Participation Agreement

Effective May 1, 2010, we entered into a five year participation agreement with Core Trust Purchasing Group (“CPG”), which designates CPG as our exclusive “group purchasing organization” for the purchase of certain products and services from third party vendors. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the participation agreement, we must purchase 80% of the requirements of our participating locations for core categories of specified products and services, from vendors participating in the group purchasing arrangement with CPG or CPG may terminate the contract.

We do not pay any fees to participate in this group arrangement, and we can terminate participation in any category of products and services at any time prior to the expiration of the agreement without penalty with a reasonable business justification, including if pricing under the agreement becomes uncompetitive or uneconomical, customer service is not satisfactory or participation negatively impacts our corporate governance or compliance policies.

In connection with purchases by its participants (including us), CPG receives a commission from the vendors in respect of such purchases. Additionally, Blackstone has entered into a separate agreement with CPG whereby Blackstone receives a portion of the gross fees vendors pay to CPG based on the volume of purchases made by us. CPG is not a Blackstone affiliate and Blackstone is not a party to our participation agreement with CPG. A portion of the fees CPG remits to Blackstone is intended to reimburse Blackstone for a portion of the costs it incurs in connection with facilitating our participation in CPG and monitoring the services CPG provides to us. Our purchases through CPG were approximately $36.1 million, $31.0 million and $25.0 million for the fiscal years ended December 31, 2014, 2013 and 2012, respectively.

Blackstone Advisory Partners L.P.

Blackstone Advisory Partners L.P. received aggregate compensation of approximately $970,000 for acting as underwriter or initial purchaser in connection with financing transactions by us during 2014.

Separation and Consulting Agreement with Former Chief Executive Officer

On December 11, 2014, the Company announced that Jim Atchison would resign from his role as Chief Executive Officer and President of the Company, effective January 15, 2015. Following his resignation as Chief Executive Officer and President, Mr. Atchison remains involved with the Company as a member of our Board of Directors and in a consulting capacity to the Company. In connection with Mr. Atchison’s resignation, the Company entered into a Separation and Consulting Agreement with Mr. Atchison, dated December 10, 2014. See “Compensation Actions Taken During 2015—Resignation of Chief Executive Officer” for a discussion of the terms and conditions of the Separation and Consulting Agreement.

Other

Mr. Thomas J. Valley, the Director of Domestic Sales of a subsidiary of the Company, is the brother-in-law of our former Chief Executive Officer and President, Jim Atchison. Mr. Valley’s total compensation for fiscal 2014 was $112,124.

From time to time, we do business with a number of other companies affiliated with Blackstone. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arms-length basis.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2016 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2016 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December 30, 2015. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2016, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2016, such a proposal must be received on or after February 11, 2016, but not later than March 12, 2016. In the event that the date of the Annual Meeting of Stockholders to be held in 2016 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2015 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2016 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2016 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting G. Anthony (Tony) Taylor, 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819, (407) 226-5011.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

G. Anthony (Tony) Taylor

Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.seaworldentertainment.com) and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

SeaWorld Entertainment, Inc.

9205 South Park Center Loop, Suite 400,

Orlando, Florida 32819

SEAWORLD ENTERTAINMENT, INC. 9205 SOUTH PARK CENTER LOOP SUITE 400 ORLANDO, FL 32819

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to seaworld.onlineshareholdermeeting.com

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M90834-P65041	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEAWORLD ENTERTAINMENT, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	To elect the three Class II director nominees.
Nominees:
01) Jim Atchison
02) William Gray
03) Thomas E. Moloney
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.					☐	☐	☐
3.	Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.					☐	☐	☐
Note: To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be Held on Wednesday June 10, 2015:

The Proxy Statement and 2014 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2014 are available at www.proxyvote.com.

M90835-P65041

SEAWORLD ENTERTAINMENT, INC.

Annual Meeting of Stockholders

June 10, 2015 11:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Joel K. Manby, James M. Heaney and G. Anthony (Tony) Taylor, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SEAWORLD ENTERTAINMENT, INC. held of record by the stockholder(s) at the close of business on April 15, 2015 that the stockholder(s) is/are entitled to vote if personally present on all other matters properly coming before the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on June 10, 2015, at seaworld.onlineshareholdermeeting.com, and any adjournment or postponement thereof. The stockholder(s) hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement. The stockholder(s) hereby revoke(s) all proxies heretofore given by the stockholder(s) to vote at the Annual Meeting and any adjournments or postponements thereof.

If you just sign and submit your proxy card without voting instructions, these shares will be voted “FOR” each director nominee listed herein and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

This proxy, when properly executed, will be voted in the manner directed herein. If the proxy is signed and no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side